Exhibit 10.7

December 18, 2003

Attn:  Edward (Ted) G. Bruce


Dear Ted:

This letter is to confirm your departure from all positions with DPAC Technologies Corp. effective immediately on the following terms:

1. Your termination will be treated as a termination by DPAC without "Cause" and not a termination of executive's employment by voluntary resignation for purposes of the benefits and compensation payable to you pursuant to your employment agreement. The company shall pay you pursuant to your employment agreement, including but not limited to paying you your current salary and continuing your benefits as set forth in that agreement.

2. DPAC and you will execute a mutual general release which will not release DPAC or you from performing under the terms of your employment agreement, option agreements and your confidentiality agreement or agreements.

3. Promptly after our next Board meeting, we will execute the same form of indemnification agreements with you and the other directors and officers as we have been contemplating.

Please sign below to signify your resignation and our mutual agreement to these terms.


                                                              AGREED TO:
Sincerely,
                                                              /s/ Ted Bruce
/s/ KimEarly                                                  __________________
Ted Bruce
Kim Early
Director
DPAC TECHNOLOGIES CORP.